AMERICAN SKANDIA ADVISOR FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

AMERICAN SKANDIA ADVISOR FUNDS, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:  The Charter of the Corporation is hereby amended as follows:

(1) Article SIXTH subsection (a) of the Charter is amended by changing the designation of the series of shares currently designated as the "ASAF Oppenheimer Large-Cap Growth Fund," to be designated as the "ASAF Alliance Growth Fund."

         (2) Article SIXTH subsection (a) of the Charter is further amended by changing the designation of the series of shares currently designated as the "ASAF Bankers Trust Managed Index 500 Fund," to be designated as the "ASAF Managed Index 500 Fund."

         (3) Article SIXTH subsection (a) of the Charter is further amended by changing the designation of the series of shares currently designated as the "ASAF Lord Abbett Growth and Income Fund," to be designated as the "ASAF Alliance Growth and Income Fund."

         (4) Article SIXTH subsection (a) of the Charter is further amended by changing the designation of the series of shares currently designated as the "ASAF T. Rowe Price International Equity Fund," to be designated as the "ASAF American Century International Growth Fund."

         (5) Article SIXTH subsection (a) of the Charter is further amended by changing the designation of the series of shares currently designated as the "ASAF Total Return Bond Fund," to be designated as the "ASAF PIMCO Total Return Bond Fund."

         SECOND: The Corporation is a registered open-end company under the Investment Company Act of 1940, as amended. Pursuant to Article 2-208.1 of the Corporation and Associations Article of the Annotated Code of Maryland, the foregoing Articles Supplementary to the Charter of the Corporation (which amendment represents only a redesignation of shares of capital stock of the Corporation) has been approved by the Board of Directors of the Corporation.

     THIRD: These Articles Supplementary shall become effective May 1, 2000.


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     IN WITNESS WHEREOF,  AMERICAN SKANDIA ADVISOR FUNDS,  INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on April 28, 2000.

WITNESS:                                   AMERICAN SKANDIA ADVISOR
                                           FUNDS, INC.

________________________________           By:_____________________________
Eric C. Freed                                 John Birch
Secretary                                     Vice President


         THE UNDERSIGNED, Vice President of AMERICAN SKANDIA ADVISOR FUNDS, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                                 ___________________________
                                                 John Birch
                                                 Vice President